WEST PHARMACEUTICAL SERVICES, INC.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

			Three Months Ended				Twelve Months Ended
		Dec 31, 2005		Dec 31, 2004		Dec 31, 2005		Dec 31, 2004
Net sales	$195,600	100%	$142,000	100%	$699,700	100%	$541,600	100%
Cost of goods sold	143,800	74	103,900	73	507,100	72	385,700	71
Gross profit	51,800	27	38,100	27	192,600	28	155,900	29
Selling, general and administrative expenses	32,400	17	28,000	20	120,300	17	105,200	20
Restructuring and impairment charges	200	—	900	1	(1,300)	—	1,000	—
Other expense, net	200	—	400	—	1,400	—	1,500	—
Operating profit	19,000	10	8,800	6	72,200	11	48,200	9
Interest expense, net	3,500	2	1,600	1	12,000	2	7,000	1
Income before income taxes	15,500	8	7,200	5	60,200	9	41,200	8
Provision for income taxes	3,100	2	200	—	17,300	3	11,100	2
Minority interests	—	—	—	—	100	—	—	—
Income from consolidated operations	12,400	6%	7,000	5%	42,800	6%	30,100	6%
Equity in net income of affiliated companies	500		300		2,400		3,400
Income from continuing operations	12,900		7,300		45,200		33,500
Discontinued operations, net of tax	(1,200)		(6,900)		400		(14,100)
Net income	$11,700		$400		$45,600		$19,400
Net income per share:
Basic:
Continuing operations	$0.41		$0.24		$1.45		$1.12
Discontinued operations	(0.04)		(0.23)		0.01		(0.47)
	$0.37		$0.01		$1.46		$0.65
Assuming dilution:
Continuing operations	$0.39		$0.23		$1.39		$1.09
Discontinued operations	(0.03)		(0.22)		0.01		(0.46)
	$0.36		$0.01		$1.40		$0.63
Average common shares outstanding	31,433		30,276		31,100		29,955
Average shares assuming dilution	32,810		31,384		32,525		30,842

WEST PHARMACEUTICAL SERVICES

REPORTING SEGMENT INFORMATION

(In thousands)

	Three Months Ended		Twelve Months Ended
	December 31		December 30
Net Sales:	2005	2004	2005	2004
Pharmaceutical Systems	$136,400	$124,600	$538,300	$481,000
Tech Group	61,400	19,300	170,100	67,900
Eliminations	(2,200)	(1,900)	(8,700)	(7,300)
Consolidated Total	$195,600	$142,000	$699,700	$541,600

Operating Profit (Loss):
Pharmaceutical Systems	$22,200	$19,200	$94,000	$79,100
Tech Group	3,000	600	8,900	3,300
Corporate costs	(3,200)	(6,900)	(20,500)	(23,100)
Restricted Stock Plan	(1,100)	(1,900)	(3,700)	(5,100)
Stock Options & Employee Stock Plan	(400)	—	(2,700)	—
Restructuring and impairment charges	(200)	(900)	1,300	(1,000)
Domestic pension expense	(1,300)	(1,300)	(5,100)	(5,000)
Consolidated Total	$19,000	$8,800	$72,200	$48,200

On August 2, 2005, the Company acquired a 90% interest in Medimop Medical Projects and its U.S. affiliate (Medimop). On February 11, 2005, the Company acquired Monarch Analytical Laboratories, Inc. (Monarch). The results of the Medimop and Monarch businesses are included within the Pharmaceutical Systems Segment. During the three- and twelve-month periods ended December 31, 2005, these businesses contributed $3,600 and $7,700 to net sales and $700 and $1,700 to operating profit, respectively.

On May 20, 2005, the Company completed the acquisition of The Tech Group, Inc. (“TGI”). TGI net sales and operating profit for the period from May 20, 2005 to December 31, 2005 are included in the results under the Tech Group segment for both the three- and twelve-month period ended December 31, 2005. During the three- and twelve-month periods, TGI contributed $42,500 and $98,900 to net sales and $1,700 and $3,500 to operating profit, respectively.

WEST PHARMACEUTICAL SERVICES

REPORTING SEGMENT COMPARISON

(In millions)

					(Including Acquisitions)		(Excluding Acquisitions)
	Pharmaceutical Systems		Tech Group Segment		Consolidated		Consolidated
	Q4 2005	Q4 2004	Q4 2005	Q4 2004	Q4 2005	Q4 2004	Q4 2005	Q4 2004
Net Sales	$136.4	$124.6	$61.4	$ 19.3	$195.6	$ 142.0	$149.5	$142.0
Growth %	9.5%		218.0%		37.9%		5.4%

Gross Profit	$ 44.0	$ 36.2	$ 7.7	$ 1.9	$ 51.8	$ 38.1	$ 44.9	$ 38.1
Gross Margin %	32.3%	29.1%	12.6%	10.0%	26.5%	26.9%	30.0%	26.9%

Operating Profit	$ 22.2	$ 19.2	$ 3.0	$ 0.6	$ 19.0	$ 8.8	$ 16.6	$ 8.8
Operating Margin %	16.3%	15.4%	4.8%	3.2%	9.7%	6.2%	11.1%	6.2%